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                                                                  EXHIBIT 21.1
                                                                  ------------

List of Equinix's Subsidiaries

                                                    Percentage
                                                      Owned
Name                               Jurisdiction     by Equinix
--------------------------------   -------------    ----------
Equinix Operating Co., Inc.        Delaware            100%
Equinix Europe, Inc.               Delaware            100%
Equinix Cayman Islands Holdings    Cayman Islands      100%
Equinix Dutch Holdings N.V.        Netherlands         100%
Equinix Netherlands B.V.           Netherlands         100%
Equinix France SARL                France              100%
Equinix Germany GmbH               Germany             100%
Equinix UK Limited                 United Kingdom      100%